Letter of Appointment

2010

Dear Mr.

We are pleased to offer you the position of in " Good Harbor Partners Acquisition Corp." (the "Company") upon the following terms and conditions:

1 DATE OF COMMENCEMENT

1.1 Your employment will commence on

1.2 Your Probation Period will be **three (3) months** from the date of commencement. The Company may extend the probation period at its sole discretion.

2 SALARY

2.1 Your starting basic monthly salary will be USD / per Month.

2.2 Any bonus or declarations of bonus shall be made at the sole and absolute discretion of the Company. In determining the amount of bonus, the Company shall consider your work performance, amongst other factors.

2.3 Your performance will be reviewed periodically and the Company shall make adjustments to your salary as it sees fit.

2.4 The Company shall deduct from your salary and bonus all such sums it is authorized to deduct under the laws of Taiwan, include Labor Insurance, Health Insurance.

2.5 You are not entitled to any transport allowance.

3 DUTIES

Your duties as as follows:

4 WORKING HOURS

4.1 The Company's working hours are **Monday to Friday, from 9am to 6pm** . You are entitled to one hour of lunch break every day.

4.2 You may be required to work beyond the normal working hours to

discharge your duties at the sole discretion of the Company.

4.3 The Company reserves the right, at its sole discretion, to revise, amend or extend the working hours should the need arise.

5 ANNUAL LEAVE

5.1 Besides the gazetted public holidays, you are entitled to **fourteen (14) days** paid annual leave upon the completion of one year's service from the date of confirmation of your employment. Pro-rated annual leave before the completion of one year's service is at the sole discretion of the company.

5.2 During the probation period, you are not entitled to any leave.

5.3 You cannot carry forward any unutilised annual leave to the next year. Any leave balance at the end of the calendar year shall be forfeited.

5.4 Unpaid leave shall be granted at the sole discretion of the Company. The Company reserves the right to terminate your employment without notice if you are absent from work on unpaid leave without prior approval from the Company.

5.5 You are entitled to **five (5) days of compassionate leave** per calendar year upon the completion of the first year of service. Approval for compassionate leave shall be at the sole discretion of the company.

5.6 All leave applications must be made in writing and at least **seven (7) days** in advance and shall be approved at the absolute discretion of the Company.

6 SICK LEAVE

6.1 You must notify the Company and/or your immediate supervisor as soon as practicable if you are unable to work for medical reasons. Such notice shall be given within the first **four (4) hours** of the working day.

6.2 You are required to produce, without demand, a medical certificate in all cases where you are absent from work for medical reasons.

6.3 You are entitled to **fourteen (14) days** of paid sick leave per calendar year, upon confirmation of your employment. Sick leave during the probation period shall be approved at the sole discretion of the Company.

6.4 If you are hospitalised on a doctor's written order, you may get up to **forty-six (46) additional days** of paid sick leave per calendar year.

7 MATERNITY AND CHILDCARE LEAVE

7.1 You will be entitled to the Maternity leave as per Taiwan law. Such leave is to be taken on doctor's written orders. The maternity leave will be on a fully paid basis as long as the Employee has served for at least one hundred and eighty (180) days before the date of first confinement.

7.2 A female Employee on leave because of a miscarriage or abortion shall be considered to be only on normal sick leave.

7.3 You are entitled to **two (2) days** of employer-paid childcare leave per calendar year if you have any child below age seven (7) in that year.

8 TERMINATION AND NOTICE

8.1 During the probationary period, either party may terminate the contract by giving **two (2) week's notice** or the equivalent of **two (2) week's salary** in lieu of notice.

8.2 Upon confirmation of your employment, either party may terminate the contract by giving **one (1) month's notice** or **one (1) month's salary** in lieu of notice.

8.3 The Company reserves the right not to give any reasons for termination.

8.4 The Company, however, has the right to give immediate notice before terminating your services if you are guilty of misdemeanour, misconduct, negligence or breach of any of the terms of this Letter of Appointment.

8.5 Upon the termination of your employment you shall return to the Company all documents, records, items and materials in your possession or custody belonging to the Company or its clients and you shall not retain any copies (including electronic or soft copies) thereof.

8.6 During your notice period, you shall handover all documents and materials relating to your work and ensure a smooth transition of your duties and responsibilities. If you fail to complete the handover during the notice period, the Company shall be fully entitled to require and compel you to stay **two (2) more weeks** after the notice period has ended to complete the hand over.

9 CONFIDENTIALITY

9.1 You shall not disclose to any third party any confidential information obtained during your course of employment unless expressly authorised by the Company.

9.2 Confidential information for the purposes of this contract includes and is not limited to trade secrets, business plans, strategies, financial information and any other information that will affect the Company's competitive position.

9.3 Your obligations to maintain confidentiality and secrecy shall apply after your employment until such time that the information is no longer confidential or has been made public by the Company.

9.4 You shall not without prior written consent of the Company destroy, make copies, duplicate or reproduce in any form the Company's confidential information.

10 GOVERNING LAW

This Letter of Appointment shall be governed by and construed in accordance with the laws of Taiwan.

Please confirm your acceptance of the above terms and conditions by signing and returning to us the duplicate copy of this Letter within **seven (7) days** from the date of this Letter.

Yours faithfully
For and on behalf of
Good Harbor Partners Acquisition Corp

Parsh Patel
Chief Executive Officer

EMPLOYEE'S ACKNOWLEDGEMENT

I accept and agree to the above-stated terms and conditions.

Signature :

Name :

Date :

ID No :